Exhibit 99.1:  Press Release


                   Pacific Gold Corp. Announces New Executives

TORONTO - April 19, 2005 - Pacific Gold Corp., (OTCBB: PCFG) is pleased to announce the addition of Mr. Rob Landau as the Company CEO.

Pacific Gold is pleased to welcome Mr. Rob Landau to the position of Chief Executive Officer. Mr. Landau has been the president and director of ZDG Investments Limited since May 1999. Mr. Landau's experience includes the founding and financing of development stage businesses. Previously, he was an Actuarial Consultant with a large multi-national consulting firm. He has a Bachelor of Commerce - Actuarial Science and Finance degree from the University of Toronto in Toronto, Ontario, Canada. Mr. Landau will be responsible for the overall operations and direction of the Company. Mr. Landau has also joined the Board of Directors along side Mr. Mitchell Geisler.

Mr. Geisler will assume the position of Chief Operating Officer. Mr. Geisler will oversee the operations of each subsidiary, handle daily issues of the head officer, and help oversee the successful operations of each mine.

Additionally the company wishes to announce the hiring of Ms. Cindy Roach as Director of Human Resources. Ms. Roach has over 14 years experience as an executive and consultant with group benefits and human resources administration. From 1990 to 2000, Ms. Roach was a group benefits consultant to Watson Wyatt Worldwide, a multi-national benefit consulting organization.

"This is an exciting quarter for Pacific Gold Corp," stated Mitch Geisler, COO, "the Company is pleased to announce the hiring of key strategic people who can assist Company growth and movement in a progressive manner."

About the Company

The Company's business plan includes the acquisition and development of production-ready, or in-production mining operations, concentrating on gold recovery. The Company is interested in alluvial, or placer, operations located in North America. Nevada Rae Gold, a subsidiary of Pacific Gold Corp., has acquired a gold project known as Black Rock Canyon, located in north-central Nevada, which contains a large alluvial deposit. Oregon Gold, a subsidiary of Pacific Gold Corp., owns a group of claims known as the Bear Bench, located in south-western Oregon. Fernley Gold, Inc., a wholly-owned subsidiary, has a lease agreement on a group of claims known as the Butcher Boy and Teddy Claims, located in western Nevada. Grants Pass Gold, Inc., a wholly-owned subsidiary, owns the Defiance Mine, located in Josephine County, Oregon.

Additional    information   is   available   at   the   Company's   website   at
www.pacificgoldcorp.com, or by calling 416-214-1483.

This news release includes forward-looking statements that reflect Pacific Gold Corp.'s current expectations about its future results, performance, prospects and opportunities. Pacific Gold Corp. has tried to identify these forward-looking statements by using words and phrases such as "may", "will", "expects", "anticipates", "believes", "intends", "estimates", "should", "typical", "we are confident" or similar expressions. These forward-looking statements are based on information currently available to Pacific Gold Corp. and are subject to a number of risks, uncertainties and other factors that could cause the Company's actual results, performance, prospects of opportunities in the remainder of 2005 and beyond, to differ materially from those expressed in, or implied by, these forward-looking statements.